As filed with the Securities and Exchange Commission on May 27, 2015
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AXT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3031310
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4281 Technology Drive
Fremont, California 94538
(Address of principal executive offices, including zip code)

AXT, INC. 2015 EQUITY INCENTIVE PLAN
(Full title of the plan)

Morris S. Young
Chief Executive Officer
AXT, Inc.
4281 Technology Drive
Fremont, California 94538
(510) 683-5900
(Name, address and telephone number, including area code, of agent for service)

With a copy to:
Donna M. Petkanics
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐(do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share:
— To be issued under the 2015 Equity Incentive Plan	3,399,562	$2.38	(2)	$8,090,957.56	$940.17

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of AXT, Inc. (the “Registrant”) that become issuable under the 2015 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(c) and Rule 457 (h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $2.38, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on May 21, 2015.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of this Registration Statement on Form S‑8 (the “Registration Statement”) will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to the Registration Statement, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

AXT, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission (other than information in a report on Form 8-K that is furnished and not filed pursuant to Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):

(1) The Registrant’s Annual Report on Form 10‑K (File No. 000-24085) for its fiscal year ended December 31, 2014, filed with the Commission on March 13, 2015 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Quarterly Report on Form 10‑Q (File No. 000-24085) for the quarterly period ended March 31, 2015, filed with the Commission on May 8, 2015 pursuant to Section 13 of the Exchange Act;

(3) Each of the Registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13 of the Exchange Act on February 23, 2015, April 29, 2015, May 20, 2015 and May 22, 2015; and

(4) The Registrant’s description of its Common Stock contained in its Registration Statement on Form 8-A filed on April 24, 1998, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.”  While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission.  The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit.  As permitted by the statute, we have adopted provisions in our Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of our directors to us and our stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation.  Our Bylaws provide for indemnification of our directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law.  Our Bylaws also empower us to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.  We have entered into agreements with our directors and certain of our executive officers that require us to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or executive officer of us or any of our affiliated enterprises.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Index to Exhibits following the signature page hereto.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 27, 2015.

AXT, INC.

By:	/s/ Morris S. Young
Morris S. Young
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Morris S. Young and Gary L. Fischer, and each of them, as his or her true and lawful attorneys-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S‑8 has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Morris S. Young	Chief Executive Officer and Director	May 27, 2015
Morris S. Young	(Principal Executive Officer)

/s/ Gary L. Fischer	Chief Financial Officer and Corporate Secretary	May 27, 2015
Gary L. Fischer	(Principal Financial and Accounting Officer)

/s/ Jesse Chen	Chairman of the Board of Directors	May 27, 2015
Jesse Chen

/s/ David C. Chang	Director	May 27, 2015
David C. Chang

/s/ Leonard J. LeBlanc	Director	May 27, 2015
Leonard J. LeBlanc

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	2015 Equity Incentive Plan
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)

*	Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed on April 8, 2015, as amended on April 17, 2015 (File No. 000-24085).